WEITZ FUNDS
BUSINESS ADMINISTRATION AGREEMENT

THIS BUSINESS ADMINISTRATION AGREEMENT is dated as of July 31, 2024, by and between the Weitz Funds, a Delaware statutory trust (the “Trust”), on behalf of each of its separate investment series set forth on Schedule A attached hereto (the “Funds”), and Weitz Investment Management, Inc., a Nebraska corporation (the “Administrator”).

WHEREAS, the Trust is an open-end management investment company registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Administrator is an investment adviser registered with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust and the Administrator originally entered into a Business Administration Agreement dated as of December 9, 2022 (the “Initial Agreement”); and

WHEREAS, the Trust and the Administrator wish to amend the Initial Agreement solely for the purpose of amending Schedule B hereto.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed by the parties hereto as follows:

1.       Appointment of the Administrator. The Trust hereby appoints the Administrator to provide the Funds with the business administration services described herein. The Administrator hereby accepts such appointment and agrees to render the services and to assume the obligations herein set forth for the compensation herein provided.

2.       Business Administration Services. Subject to the direction and control of the Board of Trustees of the Trust, the Administrator hereby agrees that it shall provide the following business administration services to the Trust and the Funds, to the extent that such services are not otherwise already being provided to the Trust and the Funds by another party that has been engaged by the Trust for the provision of the subject services:

(a)	supervising all aspects of the management and operations of the Trust, which shall be deemed to include the monitoring of the Trust’s relationships with those third-party service providers that may be retained from time to time by the Trust, including, but not necessarily limited to, such custodians, transfer agents, distributors (including any dealers utilized by such distributors), sub-administrators, accounting agents, dividend disbursing agents, securities lending agents, blue sky agents, independent registered public accounting firms, law firms, and such other agents and service providers as may be engaged to provide services to the Trust;

(b)	providing such officers to the Trust as are deemed necessary and appropriate for carrying out the executive functions of the Trust;

(c)	(i) preparing reports as the Funds may request with regard to general ledger accounts or other accounting-related matters; and (ii) verifying the accuracy and propriety of bills and invoices, maintaining related files, and completing related tasks which may include the coordination of payment (or supervising the undertaking of any actions referenced above);
(d)	preparing (or supervising the preparation of) such periodic reports to shareholders of the Funds that are required under the 1940 Act;
(e)	arranging for compliance by (or supervising compliance for) each of the Funds with the recordkeeping requirements imposed under the 1940 Act and the rules and regulations thereunder, and any other applicable federal or state laws, rules or regulations with respect to recordkeeping;
(f)	monitoring the Trust’s compliance with the provisions of, and regulations under, the 1940 Act, including as necessary for the Trust’s compliance with Rule 38a-1 under the 1940 Act, and including either providing the Trust with (or procuring for the Trust) the services of a Chief Compliance Officer in accordance with Rule 38a-1 (or supervising the undertaking of any actions reference above);
(g)	(i) coordinating audit examinations by outside auditors, including preparation of any requested audit, income and excise tax work papers; and (ii) respond to inquiries (including the production of documents) from the SEC, FINRA and any other governmental authority (or supervising the undertaking of any actions referenced above);
(h)	assisting with providing necessary and appropriate services to the Board of Trustees of the Trust, including, but not necessarily limited to, assistance with: (i) the preparation of certain Board meeting materials for use by the members of the Board and (ii) acting as liaison with the members of the Board in order to facilitate the Board meeting and planning process and assisting with Board management functions;
(i)	assisting with the procurement of such insurance coverage for the Trust as is required under the 1940 Act and assisting with the procurement of such insurance coverage as the Board of Trustees may deemed necessary and advisable for the ongoing protection of the interests of the Board members and the officers of the Trust; and
(j)	providing such other business administration services as are deemed incidental to carrying out the above services as the Board of Trustees may request of the Administrator from time to time.

3.       Compensation of the Administrator.

(a)       In consideration of the services to be rendered pursuant to this Agreement, the Trust, on behalf of the Funds, will pay the Administrator a fee in accordance with the terms set forth on Schedule B hereto.

(b)       If the Administrator should serve for less than the whole of any monthly period, its compensation shall be payable on a pro rata basis for that portion of the monthly period for which it has served as Administrator hereunder.

4.       Services Not Exclusive. The services of the Administrator hereunder are not to be deemed exclusive, and the Administrator shall be free to render similar services to others and to engage in other activities, so long as the services rendered hereunder are not impaired.

5.       Records. In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Administrator hereby agrees that all records, if any, which it maintains for the Funds are the property of the Funds and further agrees to surrender promptly to the Trust any such records upon the Trust’s request and that all such records shall be available for inspection by the SEC. The Administrator further agrees to preserve for the periods and at the places prescribed by Rule 3la-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

6.       Liability of the Administrator. Absent willful misfeasance, bad faith, negligence, or reckless disregard of obligations or duties hereunder on the part of the Administrator, or loss resulting from breach of fiduciary duty, the Administrator shall not be liable for any act or omission in the course of, or connected with, rendering services hereunder. Notwithstanding the foregoing, the Trust shall not be deemed to have waived any rights it may have against the Administrator under federal or state securities laws.

The Administrator shall indemnify and hold harmless the Trust (and its officers, directors and employees) from any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) arising out of or in connection with the willful misfeasance, bad faith, negligence, or reckless disregard of obligations or duties including breach of fiduciary duty, hereunder of the Administrator.

7.       Duration, Renewal, Termination and Amendment. This Agreement will become effective as of July 31, 2024, and, unless sooner terminated as provided herein, shall continue in effect until July 31, 2025.

Thereafter, if not terminated, this Agreement shall continue in effect with respect to each Fund for successive one-year periods provided such continuance is specifically approved at least annually: (a) by the vote of a majority of the disinterested Trustees and (b) by the vote of a majority of the Trust’s Board of Trustees or by the vote of a majority of all votes attributable to the outstanding shares of each Fund. This Agreement may be terminated as to a Fund at any time, without payment of any penalty, by the Trust’s Board of Trustees, by the Administrator, or by a vote of a majority of the outstanding voting securities of the subject Fund, upon 60 days’ prior written notice to the Administrator, or by the Administrator upon 60 days’ prior written notice to the Trust, or upon such shorter notice as may be mutually agreed upon by the parties.

This Agreement shall terminate automatically and immediately in the event of its assignment (as defined in the 1940 Act). No assignment of this Agreement shall be made by the Administrator without the consent of the Board of Trustees of the Trust.

This Agreement may be amended at any time by written agreement of the parties.

8.       Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

9.       Miscellaneous. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof and each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. To the extent not preempted by federal law, this Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all parties.

10.       Notices. All notices and other communications hereunder shall be in writing (including email or similar writing) and shall be deemed given if delivered in person, by reputable overnight delivery service (if evidence of receipt is provided) or by electronic communication, such as email, to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

(a)       if to the Trust, to:

Weitz Funds

Blackstone Plaza

3555 Farnam Street, Suite 800

Omaha, NE 68131

Attention: Wallace R. Weitz, President

Email: wweitz@weitzinvestments.com

(b)       if to the Administrator, to:

Weitz Investment Management, Inc.

Blackstone Plaza

3555 Farnam Street, Suite 800

Omaha, NE 68131

Attention: James J. Boyne, President

Email: jboyne@weitzinvestments.com

Each such notice or other communication shall be effective when delivered to the address specified in this section.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

WEITZ FUNDS

By: /s/ Wallace R. Weitz

Name: Wallace R. Weitz

Title: President

WEITZ INVESTMENT MANAGEMENT, INC.

By: /s/ James J. Boyne

Name: James J. Boyne

Title: President

SCHEDULE A

To the Business Administration Agreement between

Weitz Funds and Weitz Investment Management, Inc.

Name of Fund

Conservative Allocation Fund

Core Plus Income Fund

Large Cap Equity Fund

Multi Cap Equity Fund

Partners III Opportunity Fund

Short Duration Income Fund

Ultra Short Government Fund

As adopted by the Board of Trustees as of May 28, 2026

SCHEDULE B

To the Business Administration Agreement between

Weitz Funds and Weitz Investment Management, Inc.

Compensation

For its services rendered under this Agreement, the Administrator shall be entitled to receive 0.05% of the average daily net assets of each Fund, computed daily and payable monthly.